Exhibit 10.18

January 3, 2023 Robert J. Gould Dear Robert:

Fulcrum Therapeutics, Inc. (the “Company”) is pleased to extend you a consulting role as Interim Chief

Executive Officer of the Company (“Interim CEO”), reporting to the Board of Directors of the Company (the “Board”), effective January 3, 2023 (the “Effective Date”). The terms are as follows:

1.
Term. It is anticipated that your consulting services will continue until the date that a new Chief Executive Officer (the “New CEO”) commences employment with the Company (“New CEO Commencement Date”), unless your consulting role is sooner terminated by you or the Board. The time period between the Effective Date and the last date as a consultant for the Company (the “Date of Consulting Services Termination”) shall be referred to herein as the “Term”.

2.
Position. As the Interim CEO, you shall have such powers and duties as may from time to time be prescribed by the Board. At all times during the Term, you shall devote your full working time and efforts to the business and affairs of the Company. In addition, you shall continue to serve as member of the Board during the Term. Notwithstanding the foregoing, you may serve on other boards of directors and engage in other business activities, with the prior written approval of the Board (the “Outside Activities”) provided that such Outside Activities do not create a conflict of interest. The Company acknowledges and consents to the boards of directors roles that the Interim CEO is serving on as of the Effective Date. Interim CEO shall seek written approval of the Board for any additional Boards of Directors roles. You also may engage in religious, charitable or other community activities as long as such services only require a modest time commitment during the Term and such activities do not interfere with the performance of your duties to the Company.

3.
Base Salary. During the Term, the Company will pay you an annual base salary at the rate of

$600,000 per year, payable at the monthly rate of $50,000 in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings (the “Base Salary”). The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.

4.
Existing Equity Awards. During the Term, you will continue to vest in your existing equity awards, subject to the terms of the applicable equity award agreements and equity incentive plan(s). There will be no break in services from your status as a director and the commencement of your consulting role as Interim CEO pursuant to this Agreement.

5.
Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses that you incur during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

6.
Accrued Obligations. In the event of the ending of your consulting role for any reason, the Company shall pay you (i) any Base Salary earned through the Date of Consulting Services

Termination and (ii) any unpaid expense reimbursements on or before the time required by law but in no

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event more than 30 days after the Date of Consulting Services Termination (together, the “Accrued Obligations”). Other than the Accrued Obligations, you will not be entitled to any compensation from the Company in connection with the ending of your consulting services.

7.
Confidentiality and Assignment Agreement. As a condition of your consulting role, you agree that the existing Confidentiality and Assignment Agreement enclosed with this Agreement (the “Restrictive Covenants Agreement”) remains in effect.

8.
Withholding. All payments made by the Company to you under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

9.
Entire Agreement. This Agreement, together with the Restrictive Covenants Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your consulting role with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company related to the terms and conditions of your consulting role as Interim CEO.

10.
Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

11.
Other Terms. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows.]

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Thank you for your willingness to serve as the Interim CEO. You may indicate your agreement with these terms by signing and dating this Agreement, together with the signed Restrictive Covenants Agreement, and returning them both to me. If you have any questions, please do not hesitate to contact me.

Very truly yours,

By:	/s/ Kate Haviland

Name:	Kate Haviland

Title:	Chair, Board of Directors

I have read and accept this Agreement:

By:	/s/ Robert J. Gould

Name:	Robert J. Gould

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